HERRICK, FEINSTEIN LLP

           A New York Limited Liability Partnership Including New York
                            Professional Corporation

104 Carnegie Center                         2 Park Avenue
Princeton, N.J. 08540-6232                  New York, N.Y. 10016-9301

2 Penn Plaza                                Telephone:  (212) 592-1400
Newark, N.J. 07105-2245                     Facsimile:  (212) 592-1500
                                            Web:  www.herrick.com
111 Washington Avenue
Albany, N.Y.  12210-2210


                  March 21, 2001


World Diagnostics Inc.
16250 N.W. 59th Avenue
Miami Lakes, FL 33014

Re:      Registration Statement on Form SB-
         (File No. 333-53658)

Ladies and Gentlemen:

         We have acted as counsel to World Diagnostics Inc., a Delaware corporation (the "Company"), in connection with the proposed public offering by certain selling stockholders of up to (a) 2,250,000 Class A Warrants, (b) 2,250,000 Class B Warrants (the Class A Warrants and the Class B Warrants are hereinafter referred to together as the "Warrants"), (c) 3,206,760 issued and outstanding shares of common stock, $.001 par value per share (the "Issued Shares"), and (d) 4,500,000 shares of common stock, $.001 par value per share, issuable upon exercise of the Warrants (the "Warrant Shares"), pursuant to a registration statement on Form SB-2, File No. 333-53658 (the "Registration Statement"), originally filed by the Company with the Securities and Exchange Commission on January 12, 2001, pursuant to the Securities Act of 1933, as amended.

         In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the form of Class A Warrants and Class B Warrants filed as Exhibits 4.3 and 4.4, respectively, to the Company's Form 8-K filed on December 19, 2000, the Company's records of corporate proceedings, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents

World Diagnostics Inc.
March 21, 2001


Page 2

submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly organized, is validly existing, and in good standing under the laws of the Delaware.

         2. The Warrants, the Issued Shares and the Warrants Shares have been duly authorized by the Company, the Issued Shares are validly issued, fully paid and non-assessable, and the Warrant Shares, when issued and paid for as provided for in the Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

                                               Very truly yours,

                                               /s/ Herrick, Feinstein LLP

                                               HERRICK, FEINSTEIN LLP.